energy focus™

ENLIGHTEN AND INSPIRE FOR BETTER LIVING

Exhibit 99.1
Energy Focus, Inc. Reports Fourth Quarter and Fiscal Year 2021 Financial Results
Conference Call to be Held Today at 11 am ET
SOLON, Ohio, March 17, 2022 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable, energy-efficient lighting and controls systems and ultraviolet-c light disinfection (“UVCD”) products for the commercial, military maritime and consumer markets, today announced financial results for its fourth quarter and fiscal year ended December 31, 2021.
Full-Year 2021 and Subsequent Business Highlights
•Net sales of $9.9 million, down 41.4% from 2020, reflecting continued fluctuations in timing of military orders and government funding availability, ongoing COVID-19 related business challenges for its customers, and supply chain and logistics delays.
•Gross profit margin of 17.2%, down from 30.8% in 2020, primarily due to lower sales and the overhang of fixed costs against lower sales volume.
•Loss from operations of $8.7 million, compared to a loss from operations in 2020 of $4.1 million.
•Net loss of $7.9 million, or ($1.73) per basic and diluted share of common stock, compared to a net loss of $6.0 million, or ($1.83) per basic and diluted share of common stock, in 2020.
•Cash of $2.7 million as of December 31, 2021, included in total availability (as defined under “Non-GAAP Measures” below) of $4.4 million, as compared to cash of $1.8 million and total availability of $3.5 million as of December 31, 2020.
•Net proceeds of approximately $4.0 million from December 2021 private placement of common stock and warrants to certain institutional investors.
•nUVo™ Traveler production units shipping as of the end of the fourth quarter of 2021; nUVo™ Tower began shipping in January 2022.
•Appointed the Lead Independent Director, an experienced venture capitalist, as Interim CEO while search is underway.
•Added seasoned lighting and consumer product executives to Board of Directors.
“Over the past year, amidst significant upheaval to our primary commercial and military customers and markets and our efforts to bring safely enclosed, high-dose UVCD products to market, we have built an organization ready to execute,” commented Stephen Socolof, Interim CEO and Lead Independent Director. “Our focus for 2022 is on that execution, both in our traditional markets, centered around our innovative and differentiated EnFocus™ powerline and control platform, our Redcap® emergency battery backup tubular LEDs, our ruggedized LED solutions for military and maritime applications, and our new UVCD solutions designed to destroy over 99.9 percent of various airborne pathogens, including coronavirus, influenza and mold. Importantly, we are increasing our initiatives on our core markets, light commercial and particularly military applications, where Energy Focus has a very recognized brand and built competitive advantages centered around differentiated technology and intellectual property. Our focus is to re-engage these markets to drive improved results, complemented by the contribution from our UVCD products that could broaden our market reach and scalability.”

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

On January 11, 2022, the Board of Directors of Energy Focus, Inc. (the “Company”) appointed Mr. Socolof, the Company’s Lead Independent Director, to serve as Interim Chief Executive Officer, replacing James Tu, the former Chief Executive Officer. Mr. Socolof has served as a member of the Board of Directors since May 2019, and as the Company’s Lead Independent Director since September 2019. He has been Managing Partner of Tech Council Ventures, an early-stage venture capital firm, since 2018 and remains a Managing Partner of New Venture Partners, a venture capital firm that he co-founded in 2001. On February 11, 2022, the Company entered into a Separation and Release Agreement with Mr. Tu and he resigned from the Board of Directors. The Board of Directors has begun a search for a permanent Chief Executive Officer.
In addition, on February 24, 2022, the Company announced that its Board of Directors had appointed Jeffery R. Parker and Brian J. Lagarto as independent directors of the Company. Mr. Parker, 58, has spent nearly 30 years managing companies in the display, LED, medical and lighting markets. He has a proven track record of driving growth and market leadership in the lighting industry by bringing innovative products to market, and since 2019, has served as the Chief Executive Officer of Luminii, LLC, a manufacturer of architectural LED lighting systems. Mr. Lagarto, 56, retired in 2021 from SharkNinja Operating LLC, a leading global producer of small household appliances under the Shark and Ninja brands. At SharkNinja, Mr. Lagarto served primarily as Executive Vice President, Chief Financial Officer from 2009 to 2017, as well as Chief Operating Officer from 2017 to 2018, with responsibility for global finance and operations. From 2019 until his retirement, he served as Chief People & Strategy Officer, with responsibility for corporate strategy, organizational design, talent and culture.
“As we move forward, we continue to focus on improving our gross and operating margins through innovation, as well as value add and value engineering work at the cost of goods sold level, and management rigor at the sales and operating levels,” continued Mr. Socolof. “Our development work on the initial UVCD solutions is complete, and we have concentrated our near-term focus on applications with immediate potential, and on opportunities of which resources can be quickly adjusted based on market reaction. In addition, we have reorganized our operations to better focus on the two core areas of our business, LED lighting and control solutions and our new UVC disinfection solutions. In 2021, Greg Galluccio joined us as Senior Vice President of Product Management and Engineering. Greg has 35 years of diverse experience in the electrical and lighting industries at much larger organizations, such as Underwriters Laboratories (UL) and Leviton Manufacturing, and he is charged with refreshing and defining our technology roadmap and go-to-market strategy. I am also excited about the recent additions of Jeff Parker and Brian Lagarto to our board of directors. Jeff’s lighting industry expertise, and Brian’s extensive experience scaling up a worldwide consumer products brand, will be valuable resources for Energy Focus.”
Full-Year 2021 Financial Results
Net sales were $9.9 million for 2021, compared with $16.8 million for 2020. Net sales from commercial products were $4.7 million, or 47.5% of total net sales, for 2021, compared with $5.4 million, or 32.1% of total net sales, for 2020. The decrease in net sales of commercial products reflects continuing fluctuations in the timing, pace and size of commercial projects, including impacts of the COVID-19 pandemic. Net sales from military and maritime market (“MMM”) products were $5.2 million, or 52.5% of total net sales, for 2021, compared with $11.4 million, or 67.9% of total net sales, for 2020. The decrease in net MMM product sales in 2021, as compared to 2020 was mainly due to the reduced availability of government funding and the delayed timing of expected orders, as well as higher in-house sales and short-term contracts awarded and performed in 2020.
Gross profit was $1.7 million, or 17.2% of net sales, for 2021, compared with gross profit of $5.2 million, or 30.8% of net sales, for 2020. The year-over-year decrease in gross margin was driven primarily by lower sales, resulting in an overhang in fixed costs against the lower sales volume of $1.0 million, or 10.1% of net sales, and unfavorable inventory and warranty reserve adjustments aggregating $0.3 million, or 2.9% of net sales. Gross margin for 2021 included favorable price and usage variances for material and labor of $0.8 million, or 8.3% of net sales. Adjusted
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gross margin, as defined under “Non-GAAP Measures” below, was 18.8% for full-year 2021, compared to 27.1% in the prior year, primarily driven by low sales in 2021.
Operating loss was $8.7 million for 2021. This compares with an operating loss of $4.1 million for 2020. Net loss was $7.9 million, or ($1.73) per basic and diluted share of common stock, for 2021, inclusive of a non-cash, pre-tax gain of $0.8 million from the forgiveness of the Company’s Paycheck Protection Program loan, as well as other income recorded relating to the Employee Retention Tax Credit (“ERTC”) of $0.9 million ($431 thousand of which was received during the fourth quarter of 2021, with the remainder expected during 2022). This compares with a net loss of $6.0 million, or ($1.83) per basic and diluted share of common stock, for 2020, which included a non-cash, pre-tax loss of $1.1 million resulting from the revaluation of the warrant liability through December 2020, when the outstanding warrantholders agreed to modifications that qualified the warrants for equity accounting treatment.
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $7.9 million for 2021, compared with a loss of $3.5 million for 2020. The increased Adjusted EBITDA loss in 2021, as compared to 2020, was primarily due to lower sales and the overhang of fixed costs over the lower sales volume.
Cash was $2.7 million as of December 31, 2021 as compared to $1.8 million as of December 31, 2020. As of December 31, 2021, the Company had total availability, as defined under “Non-GAAP Measures” below, of $4.4 million, which consisted of $2.7 million of cash and $1.7 million of additional borrowing availability under its credit facilities. This compares to total availability of $3.5 million as of December 31, 2020.
Fourth Quarter 2021 Financial Results:
Net sales were $2.4 million for the fourth quarter of 2021, down 35.8% compared with $3.7 million in the fourth quarter of 2020. Net sales from commercial products were $1.2 million, or 48.6% of total net sales, for the fourth quarter of 2021, flat as compared to the fourth quarter of 2020, reflecting the continuing impacts on our customers of the COVID-19 pandemic due to fluctuations in the timing, pace, and size of commercial projects. Net sales from MMM products were $1.2 million, or 51.4% of total net sales, for the fourth quarter of 2021, down from $2.6 million, or 69.2% of total net sales, in the fourth quarter of 2020. Sales were higher in the prior period due to a large order from a U.S. shipbuilder in 2020 that drove a significant part of the MMM business. Sequentially, net sales were down slightly as compared to $2.7 million in the third quarter of 2021, mainly due to a 23.2% decrease in commercial product sales from the third quarter of 2021.
Gross profit was $0.2 million, or 7.9% of net sales, for the fourth quarter of 2021, compared with gross profit of $1.4 million, or 38.3% of net sales, in the fourth quarter of 2020. Sequentially, this compares with a gross profit of $0.6 million, or 20.5% of net sales, in the third quarter of 2021. The year-over-year decline in gross margin was primarily driven by lower MMM product sales, an overhang of fixed costs of $0.5 million, or 19.1% of net sales, against the lower sales volume, a negative margin impact from sales product mix of $0.2 million, or 8.7% of net sales, and unfavorable inventory reserve adjustments of $0.2 million, or 9.5% of net sales. These were offset slightly by favorable price and usage variances for material and labor of $0.2 million, or 7.4% of net sales, in the fourth quarter of 2021.
Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 14.7% for the fourth quarter of 2021, compared to 27.7% in the fourth quarter of 2020 and compared sequentially to 17.9% in the third quarter of 2021. The decrease in adjusted gross margin from the fourth quarter of 2020 is mainly due to lower MMM sales and negative margin impacts from increased fixed costs and product mix as discussed above. The decrease in adjusted gross margin from the third quarter of 2021 is primarily attributable to lower commercial product sales and an overhang of fixed costs of $0.2 million, or 9.9% of net sales, against the lower sales volume.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Operating loss was $2.4 million for the fourth quarter of 2021, compared with an operating loss of $0.9 million in the fourth quarter of 2020. Sequentially, this compares to an operating loss of $1.8 million in the third quarter of 2021. The year-over-year increase in the operating loss was primarily attributable to lower net sales, an increase in the SG&A impact of increased headcount and salaries, and increased advertising and promotion costs.
Net loss was $2.6 million in the fourth quarter of 2021, compared with net income of $0.1 million in the fourth quarter of 2020, which was inclusive of a $1.2 million non-cash, pre-tax gain resulting from the final revaluation of the warrant liability during the fourth quarter of 2020. Sequentially, this compares to a net loss of $1.1 million in the third quarter of 2021, which was inclusive of a $0.9 million non-cash, pre-tax gain resulting from other income recorded relating to the ERTC.
Net loss per basic and diluted share of common stock was ($0.50) for the fourth quarter of 2021, compared with net income per basic and diluted share of common stock of $0.01 in the fourth quarter of 2020. Sequentially, this compares to a net loss per basic and diluted share of common stock of ($0.22) in the third quarter of 2021.
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $2.2 million for the fourth quarter of 2021, compared with a loss of $0.8 million in the fourth quarter of 2020 and a loss of $1.7 million in the third quarter of 2021.
Conference Call:
The Company will host a conference call and webcast today, March 17, 2022 at 11 a.m. ET to review the fourth quarter and full-year 2021 results, followed by a Q&A session. To participate in the call, please dial toll-free 1-877-451-6152 or international 1-201-389-0879, and reference conference ID 13726068.
The conference call will be simultaneously webcast. To listen to the webcast, log on to it at: https://viavid.webcasts.com/starthere.jsp?ei=1522523&tp_key=55cae2bf30. The webcast will be available at this link through April 1, 2022. Financial information presented on the call, including the earnings press release, will be available on the investors section of Energy Focus’ website at investors.energyfocus.com.
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions, as well as UV-C Disinfection technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocus™ lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent-pending UVCD technologies and products aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward Looking Statements:
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) instability in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers as a result of the COVID-19 pandemic and related impacts on travel, trade and business operations; (ii) the competitiveness and market acceptance of our LED lighting, control and UVCD technologies, services and products; (iii) our ability to compete effectively against companies with lower prices or cost structures, greater resources, or more rapid development capabilities, and new competitors in our target markets; (iv) our ability to extend our product portfolio into consumer products; (v) our ability to realize the expected novelty, disinfection effectiveness, affordability and estimated delivery timing of our UVCD products and their appeal compared to other products; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (viii) our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to compete with the sales reach of larger, established competitors; (ix) our ability to implement plans to increase sales and control expenses; (x) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (xi) our ability to add new customers to reduce customer concentration; (xii) our need for additional financing in the near term to continue our operations; (xiii) our ability to refinance or extend maturing debt on acceptable terms or at all; (xiv) our ability to continue as a going concern for a reasonable period of time; (xv) our ability to attract and retain a new chief executive officer (“Chief Executive Officer”); (xvi) our ability to attract, develop and retain qualified personnel, and to do so in a timely manner; (xvii) our reliance on a limited number of third-party suppliers and research and development partners, our ability to manage third-party product development and obtain critical components and finished products from such suppliers on acceptable terms and of acceptable quality despite ongoing global supply chain challenges, and the impact of our fluctuating demand on the stability of such suppliers; (xviii) our ability to timely, efficiently and cost-effectively transport products from our third-party suppliers to our facility by ocean marine and other logistics channels despite global supply chain and logistics disruptions; (xix) the impact of any type of legal inquiry, claim or dispute; (xx) the inflationary or deflationary general economic conditions in the United States and in other markets in which we operate or secure products, which could affect our ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner; (xxi) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxii) business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics, or pandemics or other contagious outbreaks; (xxiii) our ability to respond to new lighting and air disinfection technologies and market trends; (xxiv) our ability to fulfill our warranty obligations with safe and reliable products; (xxv) any delays we may encounter in making new products available or fulfilling customer specifications; (xxvi) any flaws or defects in our products or in the
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

manner in which they are used or installed; (xxvii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims made by others; (xxviii) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxix) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; (xxx) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxxi) our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
###
Investor Contact:
Brett Maas
(646) 536-7331
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(Audited)
(in thousands)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$2,682	$1,836
Trade accounts receivable, less allowances of $14 and $8, respectively	1,240	2,021
Inventories, net	7,866	5,641
Short-term deposits	712	796
Prepaid and other current assets	924	782
Total current assets	13,424	11,076

Property and equipment, net	675	420
Operating lease, right-of-use asset	292	794
Restructured lease, right-of-use asset	—	107
Total assets	$14,391	$12,397

LIABILITIES
Current liabilities:
Accounts payable	$2,235	$2,477
Accrued liabilities	265	45
Accrued legal and professional fees	104	149
Accrued payroll and related benefits	718	885
Accrued sales commissions	57	95
Accrued restructuring	—	11
Accrued warranty reserve	295	227
Deferred revenue	268	72
Operating lease liabilities	325	598
Restructured lease liabilities	—	168
Finance lease liabilities	1	3
Streeterville note, net of discount and loan origination fees	1,719	—
PPP loan	—	529
Credit line borrowings, net of loan origination fees	2,169	2,298
Total current liabilities	8,156	7,557

(continued on the following page)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(Audited)
(in thousands)

	December 31,
	2021	2020
Operating lease liabilities, net of current portion	26	318
Finance lease liabilities, net of current portion	—	1
PPP loan, net of current maturities	—	266
Total liabilities	8,182	8,142

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at December 31, 2021 and December 31, 2020)
Issued and outstanding: 876,447 shares at December 31, 2021 and 2,597,470 shares at December 31, 2020	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at December 31, 2021 and December 31, 2020
Issued and outstanding: 6,368,549 shares at December 31, 2021 and 3,525,374 shares at December 31, 2020	—	—
Additional paid-in capital	144,953	135,113
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(138,741)	(130,855)
Total stockholders' equity	6,209	4,255
Total liabilities and stockholders' equity	$14,391	$12,397
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net sales	$2,405	$2,749	$3,746	$9,865	$16,828
Cost of sales	2,216	2,186	2,312	8,167	11,643
Gross profit	189	563	1,434	1,698	5,185

Operating expenses:
Product development	464	404	419	1,891	1,415
Selling, general, and administrative	2,081	1,968	1,897	8,535	7,900
Restructuring (credits) expense	—	1	(16)	(21)	(60)
Total operating expenses	2,545	2,373	2,300	10,405	9,255
Loss from operations	(2,356)	(1,810)	(866)	(8,707)	(4,070)

Other expenses:
Interest expense	272	177	137	792	481
Gain on forgiveness of PPP loan	—	—	—	(801)	—
Loss on extinguishment of debt	—	—	117	—	276
Other income - employee retention tax credit	(14)	(862)	—	(876)	—
(Gain) loss from change in fair value of warrants	—	—	(1,188)	—	1,086
Other expenses	18	15	6	65	73

(Loss) income from operations before income taxes	(2,632)	(1,140)	62	(7,887)	(5,986)
Benefit from income taxes	(1)	—	(3)	(1)	(5)
Net (loss) income	$(2,631)	$(1,140)	$65	$(7,886)	$(5,981)

Net (loss) income per common share attributable to common stockholders - basic[1]:
From operations	$(0.50)	$(0.22)	$0.01	$(1.73)	$(1.83)

Net (loss) income per common share attributable to common stockholders - diluted[1]:
From operations	$(0.50)	$(0.22)	$0.01	$(1.73)	$(1.83)

Weighted average shares used in computing net (loss) income per common share:
Basic	5,312	5,086	3,491	4,561	3,270
Diluted	5,312	5,086	4,307	4,561	3,270

1 In accordance with Topic 260 "Earnings Per Share", net income has been allocated to holders of common shares and participating securities including preferred shares and warrants, accordingly. Earnings per share disclosed above utilizes income attributable to common shareholders after this required allocation.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

The following table summarizes the computation of basic and diluted earnings per share:
(In thousands, except per share data)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net (loss) income	$(2,631)	$(1,140)	$65	$(7,886)	$(5,981)
Less: Undistributed earnings allocated to participating securities	—	—	18	—	—
Net (loss) income available to common stockholders	$(2,631)	$(1,140)	$47	$(7,886)	$(5,981)

Weighted average shares used in computing net (loss) income per common share:
Basic	5,312	5,086	3,491	4,561	3,270
Options	—	—	102	—	—
Warrants	—	—	194	—	—
Restricted stock units	—	—	1	—	—
Convertible preferred stock	—	—	519	—	—
Diluted	5,312	5,086	4,307	4,561	3,270

Net (loss) income per common share attributable to common stockholders - basic:
From operations	$(0.50)	$(0.22)	$0.01	$(1.73)	$(1.83)

Net (loss) income per common share attributable to common stockholders - diluted:
From operations	$(0.50)	$(0.22)	$0.01	$(1.73)	$(1.83)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Cash flows from operating activities:
Net (loss) income	$(2,631)	$(1,140)	$65	$(7,886)	$(5,981)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Other income - employee retention tax credit	(14)	(862)	—	(876)	—
Gain on forgiveness of PPP loan	—	—	—	(801)	—
Depreciation	45	43	44	188	184
Stock-based compensation	42	39	35	429	131
Change in fair value of warrants	—	—	(1,188)	—	1,086
Provision for doubtful accounts receivable	(4)	2	1	6	(20)
Provision for slow-moving and obsolete inventories and valuation reserves	165	(70)	(381)	156	(610)
Provision for warranties	55	1	(3)	68	31
Amortization of loan discounts and origination fees	72	61	174	230	395
Loss on dispositions of property and equipment	—	—	8	—	8
Changes in operating assets and liabilities:
Accounts receivable	393	(500)	1,447	783	377
Inventories	(276)	444	(1)	(2,381)	1,137
Short-term deposits	170	(62)	(258)	257	(670)
Prepaid and other assets	788	(91)	41	669	(18)
Accounts payable	(341)	(164)	(715)	(423)	1,096
Accrued and other liabilities	(75)	53	(104)	(380)	349
Deferred revenue	266	(69)	(33)	196	54
Total adjustments	1,286	(1,175)	(933)	(1,879)	3,530
Net cash used in operating activities	(1,345)	(2,315)	(868)	(9,765)	(2,451)

Cash flows from investing activities:
Acquisitions of property and equipment	(132)	(100)	(52)	(443)	(223)
Net cash used in investing activities	(132)	(100)	(52)	(443)	(223)

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32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	4,500	—	—	9,500	2,749
Proceeds from warrants exercised	274	—	242	801	918
Offering costs paid on the issuance of common stock and warrants	(499)	(1)	(36)	(969)	(510)
Proceeds from PPP loan	—	—	—	—	795
Proceeds from exercises of stock options and employee stock purchase plan purchases	21	—	70	80	100
Principal payments under finance lease obligations	—	(1)	—	(3)	(3)
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	1	—	(1)	(3)
Payments for deferred financing & termination costs	—	—	—	(30)	(320)
Payments on the Iliad Note	—	—	(330)	—	(1,306)
Proceeds from the Streeterville Note	—	—	—	1,515	—
Net payments on credit line borrowings - Austin Facility	—	—	—	—	(719)
Net (payments on) proceeds from credit line borrowings - Credit Facilities	(518)	1,128	236	(181)	2,459
Net cash provided by financing activities	3,778	1,127	182	10,712	4,160

Net increase (decrease) in cash and restricted cash	2,301	(1,288)	(738)	504	1,486
Cash and restricted cash at beginning of period	381	1,669	2,916	2,178	692
Cash and restricted cash at end of period	$2,682	$381	$2,178	$2,682	$2,178

Classification of cash and restricted cash:
Cash	$2,682	$381	$1,836	$2,682	$1,836
Restricted cash held in other assets	—	—	342	—	342
Cash and restricted cash	$2,682	$381	$2,178	$2,682	$2,178

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Sales by Products
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Commercial products	$1,169	$1,522	$1,154	$4,682	$5,404
Military maritime products	1,236	1,227	2,592	5,183	11,424
Total net sales	$2,405	$2,749	$3,746	$9,865	$16,828

Non-GAAP Measures

In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:

•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation, stock compensation, incentive compensation, and change in fair value of warrant liability; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.

We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	As of
(in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Total borrowing capacity under credit facility	$4,042	$4,552	$4,121
Less: Line of credit borrowings, gross(1)	(2,279)	(2,802)	(2,459)
Excess availability under credit facility(2)	1,763	1,750	1,662
Cash	2,682	381	1,836
Total availability(3)	$4,445	$2,131	$3,498
(1)Forms 10-Q and 10-K Balance Sheets reflect the Line of credit net of debt financing costs of $109, $130, and $161, respectively.
(2)Excess availability under credit facilities - represents difference between maximum borrowing capacity of credit facility and actual borrowings
(3)Total availability- represents Company’s ‘access’ to cash if needed at point in time

	Three months ended			Twelve months ended
(in thousands)	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net (loss) income	$(2,631)	$(1,140)	$65	$(7,886)	$(5,981)
Restructuring (recovery) expense	—	1	(16)	(21)	(60)
Net (loss) income, excluding restructuring	(2,631)	(1,139)	49	(7,907)	(6,041)
Interest	272	177	137	792	481
Gain on forgiveness of PPP loan	—	—	—	(801)	—
Loss on extinguishment of debt	—	—	117	—	276
Other income - employee retention tax credit	(14)	(862)	—	(876)	—
Income tax benefit	(1)	—	(3)	(1)	(5)
Depreciation	45	43	44	188	184
Stock-based compensation	42	39	35	429	131
Other incentive compensation	68	47	17	245	342
Change in fair value of warrant liability	—	—	(1,188)	—	1,086
Adjusted EBITDA	$(2,219)	$(1,695)	$(792)	$(7,931)	$(3,546)

	Three months ended						Twelve months ended
(in thousands)	December 31, 2021		September 30, 2021		December 31, 2020		December 31, 2021		December 31, 2020
	($)	(%)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Net sales	$2,405		$2,749		$3,746		$9,865		$16,828
Reported gross profit	189	7.9%	563	20.5%	1,434	38.3%	1,698	17.2%	5,185	30.8%
E&O, in-transit and net realizable value inventory reserve changes	165	6.9%	(70)	(2.5)%	(395)	(10.5)%	156	1.6%	(624)	(3.7)%
Adjusted gross margin	$354	14.7%	$493	17.9%	$1,039	27.7%	$1,854	18.8%	$4,561	27.1%
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877